UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
April 28, 2022

Commission File Number: 0-29923

Orbital Energy Group, Inc.
(Exact Name of registrant as specified in Its Charter)

Colorado	84-1463284
(State or jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1924 Aldine Western, Houston, Texas	77038
(Address of Principal Executive Offices)	(Zip Code)

(832) 467-1420
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	OEG	Nasdaq Capital Market

Item 1.01. Entry into a Material Definitive Agreement.

Registered Direct Offering

On April 28, 2022, Orbital Energy Group, Inc., a Colorado corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Purchaser”). The Purchase Agreement provides for the sale and issuance by the Company of an aggregate of: (i) 9,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value (the “Common Stock”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 7,153,847 shares of Common Stock and (iii) warrants (the “Accompanying Warrant” and together with the Shares and the Pre-Funded Warrants, the “Securities”) to purchase up to 16,000,000 shares of Common Stock. The offering price per Share and associated Accompanying Warrant is $1.30 and the offering price per Pre-Funded Warrant and associated Accompanying Warrant is $1.2999.

The Pre-Funded Warrants are immediately exercisable, have an exercise price of $0.0001 and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. Each Accompanying Warrant has an exercise price per share of $1.31, will be exercisable six months after their date of issuance and will expire on the fifth anniversary of the original issuance date.

The offering is expected to result in gross proceeds to the Company of approximately $21 million. The net proceeds to the Company from the offering are expected to be approximately $19.8 million, after deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for general corporate purposes.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties and termination provisions.

On April 28, 2022, the Company also entered into a placement agent agreement (the “Placement Agent Agreement”) with A.G.P./Alliance Global Partners (the “Placement Agent”). Pursuant to the terms of the Placement Agent Agreement, the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of the Securities. The Company will pay the Placement Agent a cash fee equal to 6.0% of the gross proceeds generated from the sale of the Shares and Pre-Funded Warrants, and will reimburse the Placement Agent for certain of its expenses in an amount up to $50,000.

The Placement Agent Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Placement Agent, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

Pursuant to the Purchase Agreement and the Placement Agent Agreement, the Company has agreed that (i) it will not conduct any issuances of Common Stock for a period of 90 days following closing of the offering and that (ii) it will not conduct any sales of Common Stock under its at-the-market facility or under its existing equity line with the Placement Agent, in each case for a period of 90 days following the closing of the offering.

The Registered Offering is being made pursuant to a Registration Statement (No. 333-252682) on Form S-3, which was filed by the Company with the Securities and Exchange Commission on April 6, 2021, and declared effective on April 29, 2021, as supplemented by a prospectus supplement dated April 28, 2022.

The Placement Agent Agreement, Purchase Agreement, form of Pre-Funded Warrant and theform of Accompanying Warrant, are filed as Exhibits 1.1, 10.1, 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The above descriptions of the terms of the Placement Agent Agreement, Purchase Agreement, form of Pre-Funded Warrant and form of Accompanying Warrant are qualified in their entirety by reference to such exhibits.

Item 8.01  Other Events.

The Company issued a press release announcing the Registered Direct Offering on April 29, 2022. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Exhibits.

(d) Exhibits

The following exhibits are filed as part of this report:

Exhibit No.	Description
1.1	Placement Agent Agreement dated April 28, 2022, between Orbital Energy Group, Inc. and A.G.P./Alliance Global Partners.
4.1	Form of Pre-Funded Warrant.
4.2	Form of Accompanying Warrant.
5.1	Opinion of Johnson, Pope Bokor Ruppel & Burns, LLP.
10.1	Securities Purchase Agreement dated April 28, 2022, by and among Orbital Energy Group, Inc. and the purchaser identified on the signature pages thereto.
23.1	Consent of Johnson. Pope Bokor Ruppel & Burns, LLP (included in Exhibit 5.1)
99.1	Press Release dated April 29, 2022.
104	Cover page Interactive Data File (embedded in the cover page formatted in Inline XBRL).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Signed and submitted this 2nd day of May 2022.

Orbital Energy Group, Inc.
(Registrant)

By:	/s/ William J. Clough
William J. Clough
Chief Legal Officer